Exhibit 10.1

2013 STOCK INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

SciQuest, Inc., a Delaware corporation (the “Company”), hereby grants as of the date (the “Grant Date”) noted below to the recipient named below (“Recipient”) this performance-based restricted stock unit (this “PSU”) pursuant to this Performance-Based Restricted Stock Unit Agreement (this “Agreement”) comprised of the number of performance-based restricted stock units (the “Units”) noted below whereby the Recipient may become entitled to be paid one share of Common Stock of the Company (“Shares”) for each Unit noted below (on a one-for-one basis) in accordance with, and subject to all of the terms and conditions of, this Agreement and the SciQuest, Inc. 2013 Stock Incentive Plan (the “Plan”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan. The terms and conditions set forth herein and in the Plan are incorporated herein by reference.

Recipient:
Grant Date:
Target Number of Units:	___________, subject to adjustment as provided herein.
Maximum Number of Units:	___________, which is 200% of the Target Number of Units, subject to adjustment as provided herein.
Performance Period:	The period beginning on the Grant Date and ending on the third anniversary of the Grant Date, subject to Section 9 of this Agreement.
Performance Measure:

The difference, measured in percentage points, for the Performance Period between the Company Total Stockholder Return and the Benchmark Index Total Return, both determined in accordance with Section 2 of this Agreement.

Benchmark Index:	The Russell 2000 Index
Earned Units:

The number of Earned Units, if any (not to exceed the Maximum Number of Units), shall equal the product of (i) the Target Number of Units and (ii) the Relative Return Factor, as illustrated by Appendix A, rounded to the nearest whole share.

Relative Return Factor:

A percentage (rounded to the nearest 1/10th of 1% and not greater than 200% or less than 0%) equal to the sum of 100% plus the product of 2 multiplied by the difference (whether positive or negative) equal to (i) the Company Total Stockholder Return minus (ii) the Benchmark Index Total Return, as illustrated by Appendix A hereto.

Vesting Date:	The third anniversary of the Grant Date, except as otherwise provided herein.

Vested Units:

Provided that the Recipient’s Continuous Service has not terminated prior to the Vesting Date (except as otherwise provided herein), the Earned Units, if any, shall become Vested Units on the Vesting Date.

Settlement Date:	For each Vested Unit, except as otherwise provided herein, a date occurring no later than the 30th day following the Vesting Date.

IN WITNESS WHEREOF, this Agreement has been executed by the Company by a duly authorized officer as of the date specified hereon. SciQuest, Inc. By: Its:

Recipient hereby acknowledges receipt of a copy of the Plan, represents that Recipient has read and understands the terms and provisions of the Plan, and accepts these RSUs subject to all the terms and conditions of the Plan and this Agreement. Recipient acknowledges that there may be adverse tax consequences upon the grant or vesting of Units and delivery and/or disposition of Shares paid following the vesting of Units, and that Recipient should consult a tax adviser prior to such exercise or disposition.

[Name of Recipient]

1. The Award.  The Company hereby awards to the Recipient the Target Number of Units set forth herein, which, depending on the extent of achievement of the Performance Measure during the Performance Period, may result in the Recipient earning as little as zero (0) Units or as many as the Maximum Number of Units. Subject to the terms of this Agreement and the Plan, each Unit, to the extent it is earned and becomes a Vested Unit, represents a right to receive on the Settlement Date one (1) share of Common Stock. Unless and until a Unit has been determined to be an Earned Unit and has vested and become a Vested Unit as set forth herein, the Recipient will have no right to settlement of such Units. Prior to settlement of any earned and vested Units, such Units will represent an unfunded and unsecured obligation of the Company.

2.    Measurement of Performance Measure.  The components of Performance Measure shall be determined for the Performance Period in accordance with the following:

2.1    “Company Total Stockholder Return” means the percentage point increase or decrease in (a) the Average Per Share Closing Price for the 30 calendar day period ending on the last day of the Performance Period over (b) the Average Per Share Closing Price for period beginning on February 6, 2015 and ending on the day immediately preceding the first day of the Performance Period.

2.2    “Average Per Share Closing Price” means the average of the daily closing prices per share of Common Stock as reported on any established stock exchange or a national market system, including without limitation the NASDAQ System, for all trading days falling within an applicable time period described in Section 2.1. The Average Per Share Closing Price shall be adjusted in each case to reflect an assumed reinvestment, as of the of applicable ex-dividend date, of all cash dividends and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Company) paid to stockholders, as applicable, during the applicable time periods described in Section 2.1.

2.3    “Benchmark Index Total Return” means the percentage point increase or decrease in (a) the Average Closing Index Value for the 30 calendar day period ending on the last day of the

Performance Period over (b) the Average Closing Index Value for the period beginning on February 6, 2015 and ending on the day immediately preceding the first day of the Performance Period.

2.4    “Average Closing Index Value” means the average of the daily closing index values of the Benchmark Index for all trading days falling within an applicable 30 calendar day period described in Section 2.3.

3.    Committee Certification of Earned Units.  As soon as practicable following completion of the Performance Period, but in any event no later than the Settlement Date, the Committee shall certify in writing the level of attainment of the Performance Measure during the Performance Period, the resulting Relative Return Factor and the number of Units that have become Earned Units.

4.    Vesting of Earned Units.

4.1    Normal Vesting. Except as otherwise provided by this Agreement, Earned Units shall vest and become Vested Units as set forth above.

4.2    Vesting Upon a Change of Control. In the event of a Change of Control, the vesting of Earned Units shall be determined in accordance with Section 7.1.

4.3    Vesting Upon Involuntary Termination in Anticipation of a Change of Control. In the event that Recipient’s Continuous Service is terminated by the Company other than for Cause or as a result of the Recipient’s death or Disability (an “Involuntary Termination”), and such Involuntary Termination either (a) occurred within the one hundred twenty (120) day period prior to the effective date of a Change of Control or (b) is demonstrated by the Recipient to the reasonable satisfaction of the Committee to have been at the request of a third party who is a party to such Change of Control (in either case, an “Involuntary Termination in Anticipation of a Change of Control”), then the vesting of Earned Units shall be determined in accordance with Section 7.2.  For purposes of this Agreement, “Disability” means a physical or mental condition entitling the Recipient to benefits under the applicable long-term disability plan of the Company or any its subsidiaries, or if no such plan exists, a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) or as determined by the Company in accordance with applicable laws.

4.4    Vesting Upon Involuntary Termination Following a Change of Control. In the event that within twelve (12) months following the effective date of a Change of Control, the Recipient’s Continuous Service terminates due to Involuntary Termination, then the vesting of Earned Units shall be determined in accordance with Section 7.3.

5.    Termination of Continuous Service.  Unless otherwise specified in an employment agreement or other written agreement between the Company and the Recipient which is applicable to this PSU, in the event that the Recipient’s Continuous Service terminates for any reason, with or without cause, other than as described in Section 4.3 or 4.4, the Recipient shall forfeit and the Company shall automatically reacquire all Units which are not, as of the time of such termination, Vested Units, and the Recipient shall not be entitled to any payment therefor.

6.    Settlement of the Award.

6.1    Issuance of Shares of Common Stock. Subject to the provisions of Section 6.3 and Section 7 below, the Company shall issue to the Recipient on the Settlement Date with respect to each Vested Unit to be settled on such date one (1) share of Common Stock. Shares of Common Stock issued in settlement of Vested Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 6.3.

6.2    Beneficial Ownership of Shares; Certificate Registration. The Recipient hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Recipient with a Company-designated brokerage firm or, at the Company’s discretion, any other broker with which the Recipient has an account relationship of which the Company has notice any or all shares acquired by the Recipient pursuant to the settlement of this PSU. Except as provided by the preceding sentence, a certificate for the shares as to which this PSU is settled shall be registered in the name of the Recipient, or, if applicable, in the names of the Recipient’s heirs.

.

6.3    Restrictions on Grant of the Award and Issuance of Shares. The grant of this PSU and issuance of shares of Common Stock upon settlement of this PSU shall be subject to compliance with all applicable requirements of U.S federal, state or foreign law with respect to such securities. No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable U.S. federal, state or foreign securities laws or other laws or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to this PSU shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of this PSU, the Company may require the Recipient to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. Further, regardless of whether the transfer or issuance of the shares to be issued pursuant to the Units has been registered under the Securities Act or has been registered or qualified under the securities laws of any State, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the shares (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any State, or any other law.

6.4    Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of this PSU.

7.    Change of Control.  In the event of a Change of Control, this Section 7 shall determine the treatment of the Units which have not otherwise become Vested Units, except as otherwise determined in accordance with an employment agreement or other agreement between the Company and the Recipient which is applicable to this Award.

7.1    Effect of Change of Control on Award. In the event of a Change of Control, the Performance Period shall end on the day immediately preceding the Change of Control (the “Adjusted Performance Period”). The number of Earned Units and the vesting of those Units shall be determined for the Adjusted Performance Period in accordance with the following:

(a)    Earned Units. In the Committee’s determination of the number of Earned Units for the Adjusted Performance Period, the following modifications shall be made to the components of the Relative Return Factor:

(i)    The Company Total Stockholder Return shall be determined as provided by Section 2.1, except that the Average Per Share Closing Price for the 30 calendar day period ending on the last day of the Adjusted Performance Period shall be replaced with the price per share of Common Stock to be paid to the holder thereof in accordance with the definitive agreement governing the transaction constituting the Change of Control (or, in the absence of such agreement, the closing price per share of Common Stock as reported on any established stock exchange or a national market system, including without limitation the NASDAQ System, for the last trading day of the Adjusted Performance Period), adjusted to reflect an assumed reinvestment, as of the applicable ex-dividend date, of all cash dividends and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Company) paid to stockholders during the Adjusted Performance Period.

(ii)    The Benchmark Index Total Return shall be determined as provided by Section 2.3, except that for the purposes of clause (a) thereof, the Average Closing Index Value shall be determined for the 30 calendar day period ending on the last day of the Adjusted Performance Period.

(b)    Vested Units. Except as provided in Section 7.2, as of the last day of the Adjusted Performance Period and provided that the Recipient’s Continuous Service has not terminated prior to such date, a portion of the Earned Units determined in accordance with Section 7.1(a) shall become Vested Units (the “Accelerated Units”), with such portion determined by multiplying the total number of Earned Units by a fraction, the numerator of which equals the number of days contained in the Adjusted Performance Period and the denominator of which equals the number of days contained in the original Performance Period determined without regard to this Section. The Accelerated Units shall be settled in accordance Section 6 immediately prior to the consummation of the Change of Control. Except as otherwise provided by Section 7.3, that portion of the Earned Units determined in accordance with Section 7.1(a) in excess of the number of Accelerated Units shall become Vested Units on the Vesting Date of the original Performance Period determined without regard to this Section, provided that the Recipient’s Continuous Service has not terminated prior to such Vesting Date. Such Vested Units shall be settled on the Settlement Date in accordance with Section 6, provided that payment for each Vested Unit shall be made in the amount and in the form of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Common Stock on the effective date of the Change of Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock).

7.2    Involuntary Termination in Anticipation of a Change of Control. In the event that Recipient’s Continuous Service terminates due to Involuntary Termination in Anticipation of a Change of Control, the number of Earned Units shall be determined in the manner specified by Section 7.1 as of the day immediately preceding the Change of Control, with respect to an Adjusted Performance Period ending on such day. The number of Earned Units so determined shall vest in full and become Vested Units, and such Vested Units shall be settled in accordance Section 6 immediately prior to the consummation of the Change of Control.

7.3    Involuntary Termination Following Change of Control. In the event that upon or within twenty-four (24) months following the effective date of the Change of Control, the Recipient’s Continuous Service terminates due to Involuntary Termination, the Earned Units determined in accordance with Section 7.1(a) in excess of the number of Accelerated Units shall be deemed Vested Units effective as of the date of the Recipient’s Involuntary Termination and shall be settled in accordance with Section 6, treating the date of the Recipient’s termination of Continuous Service as the Vesting Date, and provided that payment for each Vested Unit shall be made in the amount and in the form of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Common Stock on the effective date of the Change of Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock).

8.    Adjustments for Changes in Capital Structure.  The number of Units awarded pursuant to this Agreement is subject to adjustment as provided in Section 10 of the Plan. Upon the occurrence of an event described in Section 10 of the Plan, any and all new, substituted or additional securities or other property to which a holder of a share issuable in settlement of this PSU would be entitled shall be immediately subject to this Agreement and included within the meaning of the terms “shares” and “Common Stock” for all purposes of this PSU. The Recipient shall be notified of such adjustments and such adjustments shall be binding upon the Company and the Recipient.

9.    No Entitlement or Claims for Compensation.  The Recipient’s rights, if any, in respect of or in connection with the Units are derived solely from the discretionary decision of the Company to permit the Recipient to participate in the Plan and to benefit from a discretionary Stock Incentive. By accepting the Units, the Recipient expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Units or other Stock Incentives to the Recipient. The Units are not intended to be compensation of a continuing or recurring nature, or part of the Recipient’s normal or expected compensation, and in no way represents any portion of the Recipient’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

10.    Rights as a Stockholder.  The Recipient shall have no rights as a stockholder with respect to any shares which may be issued in settlement of this PSU until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, dividend equivalents, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 10.

11.    Miscellaneous Provisions.

11.1    Amendment. The Committee may amend this Agreement at any time; provided, however, that no such amendment may adversely affect the Recipient’s rights under this Agreement without the consent of the Recipient, except to the extent such amendment is necessary to comply with applicable law, including, but not limited to, Code Section 409A. No amendment or addition to this Agreement shall be effective unless in writing.

11.2    Nontransferability of the Award. Prior to the issuance of shares on the applicable Settlement Date, no right or interest of the Recipient in the Award nor any shares issuable on settlement of the Award shall be in any manner pledged, encumbered, or hypothecated to or in favor of any party other than the Company or shall become subject to any lien, obligation, or liability of such Recipient to any other party other than the Company. Except as otherwise provided by the Committee, no Award shall be assigned, transferred or otherwise disposed of other than by will or the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Recipient’s lifetime only by the Recipient or the Recipient’s guardian or legal representative.

11.3    Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

11.4    Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Recipient and the Recipient’s heirs, executors, administrators, successors and assigns.

11.5    Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to the Recipient shall be in writing and addressed to the Recipient at the address maintained for the Recipient in the Company’s records or at the address of the local office of the Company or of any other Participating Company at which the Recipient works.

11.6    Construction. This Agreement and the Units evidenced hereby (i) are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan, and (ii) constitute the entire agreement between the Recipient and the Company on the subject matter hereof and supersede all proposals, written or oral, and all other communications between the parties related to the subject matter. All decisions of the Committee with respect to any question or issue arising under this Agreement or the Plan shall be conclusive and binding on all persons having an interest in the Units.

11.7    Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without regard to the conflict of laws rules thereof or of any other jurisdiction.

11.8    Section 409A.

(a)    Compliance with Code Section 409A. Notwithstanding any other provision of the Plan or this Agreement, the Plan and this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Code Section 409A (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof). The vesting and settlement of Units awarded pursuant to this Agreement are intended to qualify for the “short-term deferral” exemption from Code Section 409A. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that the Units qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Units will be exempt from Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Units.

(b)    Separation from Service; Required Delay in Payment to Specified Employee. Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of the Recipient’s termination of Continuous Service which constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be paid unless and until the Recipient has incurred a “separation from service” within the meaning of Code Section 409A. Furthermore, to the extent that the Recipient is a “specified employee” within the meaning of Code Section 409A as of the date of the Recipient’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Recipient’s separation from service shall paid to the Recipient before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of the Recipient’s separation from service or, if earlier, the date of the Recipient’s death following such separation from service. All such amounts that would, but for this Section 11.8, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

11.9    Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Recipient, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Units.

11.10    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11    Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

11.12    Relocation Outside the United States. If the Recipient relocates to a country outside the United States, the Company reserves the right to impose other requirements on the Recipient’s participation in the Plan, on the Units and on any shares acquired under the Plan, to the extent the Company determines necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Recipient to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

11.13    Tax Advice. The Recipient represents, warrants and acknowledges that the Company has made no warranties or representations to the Recipient with respect to the income tax consequences of the transactions contemplated by this Agreement, and the Recipient is in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences. THE RECIPIENT UNDERSTANDS THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE RECIPIENT SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE UNITS. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.

APPENDIX A

ILLUSTRATION OF RELATIVE RETURN FACTOR AND RESULTING NUMBER OF EARNED UNITS

Percentage Point Difference of Company TSR Over/Under Benchmark Index Total Return	Relative Return Factor	Earned Units (Per 1,000 Target Units)
50 or higher	200%	2,000
45	190%	1,900
40	180%	1,800
35	170%	1,700
30	160%	1,600
25	150%	1,500
20	140%	1,400
15	130%	1,300
10	120%	1,200
5	110%	1,100
4	108%	1,080
3	106%	1,060
2	104%	1,040
1	102%	1,020
0	100.0%	1,000
-1	98%	980
-2	96%	960
-3	94%	940
-4	92%	920
-5	90%	900
-10	80%	800
-15	70%	700
-20	60%	600
-25	50%	500
-30	40%	400
-35	30%	300
-40	20%	200
-45	10%	100
-50 or less	0%	0

ILLUSTRATIONS OF CALCULATION OF EARNED UNITS

PER 1,000 TARGET UNITS

Company Total Stockholder Return Exceeds Benchmark Index Total Return

Assumptions:

Company:
Average Per Share Closing Price (beginning)		$15.00
Average Per Share Closing Price (ending)		$20.00

Russell 2000 Index:
Average Closing Index Value (beginning)		1050.00
Average Closing Index Value (ending)		1200.00

Computations:

Company Total Stockholder Return	((20.00 / 15.00) - 1) x 100	33.33%

Benchmark Index Total Return	((1200.00 / 1050.00) - 1) x 100	14.29%

Relative Return Factor	100 + (2.0 x (33.33 – 14.29))	138.08%

Earned Units	1,000 x 138.08%	1,381

Company Total Stockholder Return Is Less Than Benchmark Index Total Return

Assumptions:

Company:
Average Per Share Closing Price (beginning)		$15.00
Average Per Share Closing Price (ending)		$18.00

Russell 2000 Index:
Average Closing Index Value (beginning)		1050.00
Average Closing Index Value (ending)		1350.00

Computations:

Company Total Stockholder Return	((18.00 / 15.00) - 1) x 100	20.00%

Benchmark Index Total Return	((1350.00 / 1050.00) - 1) x 100	28.57%

Relative Return Factor	100 + (2.0 x (20.00 – 28.57)	82.86%

Earned Units	1,000 x 82.86%	829